EXHIBIT 99.1

Argos Therapeutics Reports Fourth Quarter and Full Year 2017 Financial Results and Operational Highlights

DURHAM, NC, April 02, 2018 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), an immuno-oncology company focused on the development and commercialization of individualized immunotherapies based on the Arcelis® precision immunotherapy technology platform, today reported financial results and operational highlights for the fourth quarter and full year 2017.

Jeff Abbey, CEO of Argos Therapeutics, stated, "Although we faced a very challenging 2017, we have been able to continue the Phase 3 ADAPT clinical trial of Rocapuldencel-T for the treatment of metastatic renal cell carcinoma, and look forward to the next interim data analysis, which we expect to occur during the second quarter of 2018. In addition to continuing the ADAPT study, we look forward to initial results from the ongoing study of AGS-004 in combination with the latency-reversing agent vorinostat in adult HIV patients being conducted by the University of North Carolina, which we expect will be reported towards the end of 2018 or early 2019. We were also pleased to have recently secured an option to a PD1 checkpoint inhibitor, and, subject to obtaining additional funding, plan to conduct a clinical trial of Rocapuldencel-T in combination either with this agent or with an approved checkpoint inhibitor. Also of note, we have strengthened our financial position by raising net proceeds of approximately $23 million since June 2017 through our at-the-market facility, and believe that we now have sufficient capital to fund planned operations through the end of this year.”

ADAPT Study Update

The Company is currently finalizing an amendment to the protocol for the ADAPT trial, which includes an amended primary endpoint analysis, and plans to submit it to the FDA prior to the interim data analysis planned for the second quarter of 2018.  The Company expects that the interim data analysis will occur after such time as approximately 55 new events (deaths) have occurred subsequent to the February 2017 interim analysis. The  amended primary endpoint analysis in the planned amended ADAPT protocol includes the following four co-primary endpoints:

  Overall survival for all randomized patients when approximately 375 events have occurred (under the same analysis that was originally planned for 290 events);
  The percentage of patients surviving at least five years;
  Overall survival for patients who remained alive at the time of the February 2017 interim analysis, to be evaluated when approximately 155 new events have occurred; and
  Overall survival for all patients for whom at least 12 months of follow-up is available (excluding patients who died or were lost to follow-up within the first 12 months after enrollment).

Operational and Corporate Highlights

Since the end of the third quarter of 2017, the Company has reported the following events:

  In November 2017, the Company announced the receipt of a $1.5 million milestone payment from Lummy (Hong Kong) Co., Ltd. (“Lummy”), the Company’s licensee for Rocapuldencel-T in China and certain other territories, related to the successful transfer of technology related to the manufacturing of Rocapuldencel-T.
  In November 2017, the Company reported updated immunology data from the Phase 3 ADAPT study at the 32nd Annual Meeting of the Society for the Immunotherapy of Cancer that were generally supportive of the hypothesis regarding the intended mechanism of action of Rocapuldencel-T to induce an immune response against the tumor in patients with metastatic renal cell carcinoma.
  In November 2017, the Company announced that it had reached agreement with Saint-Gobain Corporation (“Saint-Gobain”), one of the Company’s vendors, regarding the payment of deferred fees. The Company agreed to settle its obligations to Saint-Gobain through a combination of a $0.5 million cash payment, delivery of 34,500 shares of common stock (as adjusted for the one-for-twenty reverse stock split), issuance of an approximately $2.4 million unsecured convertible promissory note and return of certain specified equipment previously provided to the Company.
  In November 2017, the Company reported that the landlord of the facility in Durham County, NC that Argos had previously intended to utilize as its primary manufacturing facility (“Centerpoint”), had, with Argos' full consent, successfully completed the sale of this facility to a third party. In connection with this transaction, Argos entered into a lease termination agreement pursuant to which Argos received cash proceeds of approximately $1.8 million.
  In January 2018 the Company entered into a stock purchase agreement with Lummy under which the Company agreed to issue and sell to Lummy in a private financing 375,000 shares of common stock (as adjusted for the one-for-twenty reverse stock split) for an aggregate purchase price of $1.5 million. In March 2018, the stock purchase agreement was amended to reduce the aggregate purchase price for the shares to $450,000. Concurrent with such amendment, the license agreement with Lummy was amended to provide for a $1.05 million milestone payment, which the Company has earned. Payments with respect to these amended agreements are expected to be received during April 2018.
  In January 2018, the Company implemented a one-for-twenty reverse stock split, and subsequently regained compliance with the Nasdaq $1.00 minimum bid price requirement.  The Company was also granted an extension until April 24, 2018 to regain compliance with the $2.5 million minimum shareholders’ equity requirement for continued listing on the Nasdaq Capital Market.
  From June 2017 through December 31, 2017, the Company raised net proceeds of $15.5 million through the issuance of common stock in an at-the-market offering under the Company’s original sales agreement with Cowen & Company, LLC (“Cowen”). In February 2018, the original sales agreement with Cowen was amended to increase the maximum aggregate offering price of the shares of the Company’s common stock which may be sold under the agreement from $30 million to $45 million. As of March 16, 2018, an additional $7.3 million of net proceeds had been raised through the sale of the Company’s common stock subsequent to December 31, 2017 and $15.8 million remained available for sale.
  In February 2018, the Company announced that it had entered into an option agreement with Pharmstandard International, S.A., the Company’s partner in Russia and certain other territories, and Actigen Limited under which the Company has an option to license a group of fully human anti-PD1 monoclonal antibodies (PD1 checkpoint inhibitors) and related technology.
  In February 2018, the Company announced the issuance of a patent covering the strain-independent amplification of human immunodeficiency virus, or HIV, nucleic acid sequences for use in vaccinations. The methods described in this patent form the foundation for the manufacture of AGS-004, Argos' experimental dendritic cell-based immunotherapy for HIV.

Financial Results

Fourth Quarter 2017 Financials

Revenue for the fourth quarter ended December 31, 2017 was $1.7 million compared to $0.2 million during the fourth quarter of 2016. The increase in revenue during the fourth quarter of 2017 compared with the fourth quarter of 2016 resulted from the receipt of a $1.5 million milestone payment from Lummy related to the transfer of technology for the manufacture of Rocapuldencel-T.

Research and development expense for the fourth quarter ended December 31, 2017 was $4.1 million compared to $10.3 million during the fourth quarter of 2016. The decrease in research and development expense during the fourth quarter of 2017 compared with the fourth quarter of 2016 was due to reduced expenses associated with the Phase 3 ADAPT trial and the Company's decision not to proceed with the development of commercial manufacturing capabilities as well as to significantly reduce the size of its workforce engaged in research and development activities following the independent data monitoring committee’s (“IDMC”) recommendation in February 2017 to discontinue the ADAPT trial for futility.

General and administrative expense for the fourth quarter ended December 31, 2017 was $2.7 million compared to $4.8 million during the fourth quarter of 2016. The decrease in general and administrative expense during the fourth quarter of 2017 compared with the fourth quarter of 2016 was primarily due to decreased consulting and personnel costs.

Additionally, during the fourth quarter of 2017 the Company recognized a gain on disposal of impaired property of $2.8 million resulting from proceeds of $1.8 million that were received in connection with the sale of the Centerpoint facility and a $1.0 million gain from the disposal of certain property from the Saint-Gobain debt restructuring, as well as a $0.6 million gain on the early extinguishment of debt related to the Saint-Gobain debt restructuring. During the fourth quarter ended December 31, 2016, the Company recorded an impairment charge of $0.7 million, which was partially offset by a non-cash gain due to the decrease in the value of the warrant liability of $0.6 million.

Interest expense for the fourth quarter ended December 31, 2017 was $0.2 million compared to $0.3 million during the fourth quarter of 2016. The decrease in interest expense during the fourth quarter of 2017 compared with the fourth quarter of 2016 was primarily due to a lower average balance of debt outstanding.

Reflecting the factors noted above, net loss for the fourth quarter ended December 31, 2017 was $1.9 million compared to a net loss of $15.4 million during the fourth quarter of 2016.

Full Year 2017 Financials

Revenue for the year ended December 31, 2017 was $1.9 million compared to $0.9 million during 2016. The increase in revenue for 2017 compared with 2016 resulted primarily from the receipt of a $1.5 million milestone payment from Lummy during 2017, which was partially offset by the $0.6 million decrease in reimbursement under the Company's contract with the National Institutes of Health and the National Institute of Allergy and Infectious Diseases primarily reflecting the achievement of certain specified development milestones under the Company's AGS-004 program during 2016.

Research and development expense for the year ended December 31, 2017 was $21.7 million compared to $38.3 million during 2016. The decrease in research and development expense for 2017 compared with 2016 was due to reduced expenses associated with the Phase 3 ADAPT trial and the Company's decision not to proceed with the development of commercial manufacturing capabilities and to significantly reduce the size of its workforce engaged in research and development activities following the recommendation of the IDMC in February 2017 to discontinue the ADAPT trial for futility.

General and administrative expense for the year ended December 31, 2017 was $12.2 million compared to $14.2 million during 2016. The decrease in general and administrative expense for 2017 compared with 2016 was primarily due to decreased consulting and personnel costs.

Additionally, during the year ended December 31, 2017 the Company incurred impairment charges of $27.3 million and restructuring charges of $6.0 million related to the Company's decision to discontinue preparation for commercial manufacturing and reduce the size of its workforce, which amounts were partially offset by a non-cash gain due to the decrease in the value of the warrant liability of $20.8 million, a gain on the disposal of impaired property of $2.8 million, and a gain on the early extinguishment of debt of $2.4 million. During the year ended December 31, 2016, the Company recorded a non-cash gain due to the decrease in the value of the warrant liability of $1.0 million, which was partially offset by an impairment charge of $0.7 million.

Interest expense for the year ended December 31, 2017 was $1.3 million compared to $1.8 million during 2016. The decrease in interest expense for 2017 compared with 2016 was primarily due to a lower average balance of debt outstanding, partially offset by the decision to no longer capitalize the interest related to construction of the Centerpoint facility following the decision not to proceed with plans to develop this facility.

Reflecting the factors noted above, net loss for the year ended December 31, 2017 was $40.6 million compared to a net loss of $53.0 million during 2016.

As of December 31, 2017, cash and cash equivalents totaled $15.2 million. The Company expects that its current cash and cash equivalents, including approximately $7.3 million in net proceeds that the Company has raised from the sale of its common stock in its at-the-market facility during the first quarter of 2018, will be sufficient to fund its planned operations through the end of 2018.

About Argos Therapeutics

Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of individualized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, Rocapuldencel-T, is being evaluated in the pivotal ADAPT Phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). Argos is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of human immunodeficiency virus (HIV), which is currently being evaluated in an investigator-initiated Phase 2 clinical trial aimed at HIV eradication in adult patients. Funding for the development of AGS-004 has been provided by the National Institutes of Health, the National Institute of Allergy and Infectious Diseases, and the Collaboratory of Research for AIDS Eradication.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, including statements about Argos' financial prospects, future operations and sufficiency of funds for future operations, clinical development of Argos' product candidates, expectations regarding future clinical trials and FDA activities and future expectations and plans and prospects for Argos and other statements containing the words "believes," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "may," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund its continuing operations for the period anticipated; whether preliminary or interim clinical data  will be indicative of the final data from a clinical trial; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Argos' product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; whether Argos can successfully establish commercial manufacturing operations on a timely basis or at all; and other factors discussed in the "Risk Factors" section of Argos' Form 10-Q for the quarter ended September 30, 2017, which is on file with the SEC, and in other filings Argos makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Argos' views as of the date hereof. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to the date hereof.

Media and investor contact:

Richard Katz, MD, MBA
Chief Financial Officer
Argos Therapeutics, Inc.
919-287-6315
rkatz@argostherapeutics.com

Media Contact:

Adam Daley
Berry & Company Public Relations
212.253.8881
adaley@berrypr.com

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$1,670,949	$163,640	$1,899,398	$945,468

Operating expenses
Research and development	4,070,962	10,301,058	21,656,096	38,307,236
General and administrative	2,661,466	4,828,280	12,183,235	14,203,301
Impairment of property and equipment	50,036	741,114	27,254,385	741,114
Restructuring costs	—	—	6,031,779	—
Gain on disposal of impaired property	(2,767,540)	—	(2,767,540)	—

Total operating expenses	4,014,924	15,870,452	64,357,955	53,251,651

Operating loss	(2,343,975)	(15,706,812)	(62,458,557)	(52,306,183)

Interest income	14,000	32,927	64,485	57,326
Interest expense	(218,228)	(291,797)	(1,308,201)	(1,774,740)
Gain on early extinguishment of debt	600,119	—	2,356,478	—
Change in fair value of warrant liability	76,794	621,958	20,758,425	1,007,352
Other income (expense)	(21,581)	(11,112)	9,860	(11,865)

Net loss	(1,892,871)	(15,354,836)	(40,577,110)	(53,028,110)

Net loss per share, basic and diluted	$(0.38)	$(7.45)	$(13.45)	$(33.14)

Weighted average shares outstanding, basic and diluted	4,992,418	2,062,257	3,017,409	1,600,286

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016

Assets
Current assets
Cash and cash equivalents	$15,188,838	$52,973,376
Assets held for sale	600,000	1,452,172
Prepaid expenses and other current assets	1,395,583	1,076,246

Total current assets	17,184,421	55,501,794
Property and equipment, net	3,582,323	40,951,577
Restricted cash	—	740,000
Other assets	11,020	11,020

Total assets	$20,777,764	$97,204,391

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$970,650	$5,377,377
Accrued expenses	1,263,867	9,980,891
Current portion of notes payable	4,972,649	11,475,480
Current portion of other convertible notes	2,350,000	—
Current portion of manufacturing research and development obligation	—	3,653,203
Current portion of facility and capital lease obligations	—	122,887

Total current liabilities	9,557,166	30,609,838
Convertible note payable to related party	6,302,959	—
Long-term portion of other convertible notes	5,830,583	—
Long-term portion of notes payable	—	18,673,298
Long-term portion of manufacturing research and development obligation	—	4,509,033
Long-term portion of facility and capital lease obligations	—	9,592,966
Deferred liabilities	8,153,500	6,723,500
Warrants	167,636	20,926,061
Total stockholders’ (deficit) equity	(9,234,080)	6,169,695

Total liabilities and stockholders’ (deficit) equity	$20,777,764	$97,204,391